EXHIBIT 5.1

October  25, 2005

UQM Technologies, Inc.
7501 Miller Drive
Frederick, Colorado 80530

  Re:
  UQM Technologies, Inc. Form S-8 Registration Statements filed October 25, 2005

Ladies and Gentlemen:

        As counsel for UQM Technologies, Inc. a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statements on Form S-8 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Act" ), that the Company is filing on the date hereof with the Securities and Exchange Commission (the "SEC") with respect to the offering of up to 1,5000,000 shares of the Company’s common stock pursuant to its 2002 Equity Incentive Plan, and up to 500,000 shares of its common stock pursuant to its Stock Bonus Plan (the "Plans").  The shares of Common Stock offered pursuant to the Plans are referred to herein as the "Shares."

        We have also examined the Company's Restated Articles of Incorporation, By-laws and the record of its corporate proceedings, each certified as being complete, true and correct by the Secretary of the Company, a certificate issued by the Colorado Secretary of State, dated as of October 24, 2005, relating to the good standing of the Company in the State of Colorado, and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

         Based on such investigation and assumptions, it is our opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable, and except as limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) equitable principles generally and limitations on the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law), the Shares, when sold and issued against payment therefor in accordance with the Plans, the Registration Statements and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        The opinions expressed herein are limited to the laws of the State of Colorado and the federal laws of the United States of America.

        We hereby consent to all references to us in the Registration Statements and all amendments to the Registration Statements. We further consent to the use of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

        We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP